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EXHIBIT 11.4

WESTFIELD AMERICA, INC.
COMPUTATION OF PER SHARE EARNINGS
For the Six Months Ended June 30, 2000 (Restated)
(Amounts In Thousands Except Per Share Amounts)

			Days Outstanding	Weighted Average Shares Outstanding
Average share price for six months ended June 30, 2000(1)		$13.36
BASIC
Common shares outstanding:
As of January 1, 2000	73,348		182	73,348
Net income (restated)				$24,782
Less dividends on preferred shares:
Series A		$4,345
Series B		1,332
Series C		3,188
Series C-1		1,063
Series C-2		1,063
Series D		5,313
Series D-1		1,063
Series E		3,653		(21,020)

Net income allocable to common shares				$3,762

Basic earnings per share amount				$0.05

DILUTED
Common shares outstanding:				73,348
1996 Warrants:
As of January 1, 2000	6,246
Series A Preferred Shares	(5,871)

Excess 1996 Warrants (a)	375

Per Share Price
Average Market Price (b)		$13.36
Exercise Price (c)		$16.01
Common equivalent shares ((b-c)/b)*a			182	0
1997 Warrants:
As of January 1, 2000	2,090
Series B Preferred Shares	(1,800)

Excess 1997 Warrants (d)	290

Per Share Price
Average Market Price (b)		$13.36
Exercise Price (e)		$15.00
Common equivalent shares ((b-e)/b)*d			182	0

EXHIBIT 11.4 (Continued)

WESTFIELD AMERICA, INC. AND SUBSIDIARIES
COMPUTATION OF PER SHARE EARNINGS (Continued)
For the Six Months Ended June 30, 2000 (Restated)
(In Thousands Except Per Share Amounts)

					Days Outstanding	Weighted Average Shares Outstanding
2000 Warrants:
As of June 1, 2000		2,840
Series F Preferred Shares		(2,703)

Excess 2000 Warrants (f)		137

Per Share Price
Average Market Price (b)			$13.36
Exercise Price (g)			$19.42
Common equivalent shares ((b-g)/b)*f					30	0
1998 Subscription Agreement:
Subscription agreement amount	A$	465,000
Exchange Rate @ 6/30/00		$0.6005	$279,233	(h)
Per Share Price
Average Market Price (b)			$13.36
Common equivalent shares (h*.05)/(b*.95)			1,100		182	1,100
Weighted average common and common equivalent shares						74,448

Net income						$24,782
Less net income allocable to preferred shares						(21,020)

Net income allocable to common shares						$3,762

Diluted earnings per share amount						$0.05

Note—The Company's preferred shares, Partnership Preferred Units, Investor Unit Rights and Independence Partnership Units were not included in the earnings per share calculation as their effect is antidilutive.

(1)
The share price used for the EPS calculation is based on the average daily closing market price of the Company's common stock as reported by the New York Stock Exchange.

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EXHIBIT 11.4
WESTFIELD AMERICA, INC. COMPUTATION OF PER SHARE EARNINGS